Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for First quarter of 2018

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended March 31, 2018.

First Quarter Highlights

•	Book value per share increased 19.1% quarter-over-quarter to $15.09 as of March 31, 2018

•	Operating income of $24.8 million

•	$1.6 million of dividends paid in Q1 2018

•	Q1 2018 net income of $14.8 million and earnings per share of $0.58

•	Net combined ratio declined to 82.2% in Q1 2018 from 94.8% in Q1 2017

•	Stockholders’ equity of $388.9 million at March 31, 2018

•	Premiums in force increased by 48% to $923.3 million at March 31, 2018 compared to $622.4 million at March 31, 2017

•	Repurchased 115,200 shares of our common stock in Q1 for an aggregate purchase price of $2 million

•	Board of Directors declared a first quarter dividend of $0.06 per share

•	Hurricane Irma

•	Closed 92% of approximately 32,000 Irma Claims

•	Vertically integrated repair division continues to perform services related to Hurricane Irma claims

Bruce Lucas, the Company’s Chairman and CEO, said, “We believe our diversified business plan is paying off, as evidenced by our results. Year-over-year, our consolidated gross loss ratio declined 6.8 points to 23.4%. Our vertically integrated claims model and diversification away from AOB prone areas are favorably impacting our consolidated loss ratio, and were key factors in lowering our net combined ratio from 94.8% to 82.2% year-over-year. We are taking active steps to expand Contractors Alliance Network to all states, which we believe will positively impact future consolidated loss ratios. Additionally, we began an initiative in 2015 to diversify our business, which has been highly successful. We are no longer a Florida-only insurer and have transformed the company into a Super Regional Insurer, which is evident when looking at our consolidated total insured value by region, especially Florida, where the percentage of Florida TIV declined from 70.1% to 31.8% year-over-year. Finally, we have completed our 2018-2019 reinsurance program with favorable results. Year-over-year, our reinsurance costs only increased less than 1% on a risk adjusted basis, substantially better than our initial projections.”

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2018 and 2017 (in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2018	2017	Change
Revenue
Gross premiums written	$204,366	$142,235	44%
Gross premiums earned	$227,163	$154,608	47%
Ceded premiums	$(121,055)	$(62,432)	94%
Net premiums earned	$106,108	$92,176	15%

Total revenues	$112,026	$99,293	13%
Operating income	$24,817	$11,890	109%
Income before income taxes	$19,997	$9,709	106%
Net income	$14,829	$5,983	148%

Per Share Data:
Book value per share	$15.09	$12.67	19%
Earnings per diluted share	$0.55	$0.21	162%

Return on average equity - Net Income	15.4%	6.7%	8.7	pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	53.3%	40.3%	13.0	pts
Gross loss ratio	23.4%	30.2%	(6.8	)pts
Gross expense ratio	15.0%	26.4%	(11.4	)pts
Combined expense ratio - Gross	91.7%	96.9%	(5.2	)pts

Ratios to Net Premiums Earned:
Net loss ratio	50.0%	50.6%	(0.6	)pts
Net expense ratio	32.2%	44.2%	(12.0	)pts
Combined expense ratio - Net	82.2%	94.8%	(12.6	)pts

Ratios

Ceded premium ratio. Our ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Gross loss ratio. Our gross loss ratio represents losses and loss adjustment expenses net of reinsurance recoveries as a percentage of gross premiums earned.

Net loss ratio. Our net loss ratio represents losses and loss adjustment expenses as a percentage of net premiums earned.

Gross expense ratio. Our gross expense ratio represents policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Ceding commission income is reported as a reduction of policy acquisition and general and administrative costs.

Net expense ratio. Our net expense ratio represents policy acquisition costs plus general and administrative expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition and general and administrative costs.

Combined ratios. Our combined ratio on a gross basis represents the sum of ceded premiums, losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Our combined ratio on a net basis represents the sum of losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of net premiums earned.

The combined ratio is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Net income for the first quarter of 2018 was $14.8 million compared to $6.0 million for the first quarter of 2017. The increase is attributable to inclusion of Narragansett Bay Insurance Company (“NBIC”), which we acquired on November 30, 2017, coupled with an increase in net income from our legacy Heritage companies.

Gross premiums written were $204.3 million for the first quarter of 2018 compared to $142.2 million for the first quarter of 2017. The increase is due to inclusion of NBIC premiums, partially offset by the impact of selective underwriting and exposure management at Heritage P&C aimed at improving Florida underwriting results.

Gross premiums earned were $227.2 million for the first quarter of 2018 compared to $154.6 million for the first quarter of 2017. This increase was primarily driven by the inclusion of NBIC gross premiums earned, partially offset by selective underwriting and exposure management aimed at improving underwriting results in Florida.

Ceded premiums as a percentage of gross premiums earned were 53.3% for the first quarter of 2018 compared to 40.3% for the first quarter of 2017. The increase is a result of the quota share reinsurance agreements that NBIC has in place. Excluding the results of NBIC, the Company’s ceded premium ratio would have been 38.3% for the first quarter of 2018.

The loss ratio on a net basis was 50.0% for the first quarter of 2018 compared to 50.6% for the first quarter of 2017. While the net loss ratio was relatively consistent, we did experience higher loss ratios at Heritage P&C and NBIC, which was mitigated by profitability arising from utilization of our vertically integrated affiliate, Contractors Alliance Network.

The Company’s expense ratio on a net basis was 32.2% for the first quarter of 2018 compared to 44.2% for the first quarter of 2017. The first quarter of 2018 expense ratio benefited from ceding commission income earned by NBIC. We have included NBIC’s first quarter ceding commission earned of approximately $19.0 million from its quota share agreements as a reduction to policy acquisition costs and general and administrative expenses in the Condensed Consolidated Statements of Operations and Other Comprehensive Income. Excluding the impact of NBIC, the expense ratio increased slightly to 45.5% in the first quarter of 2018 from 44.2% for the first quarter of 2017.

Our combined ratio on a gross and net basis for the first quarter of 2018 was 91.7% and 82.2%, respectively. Our combined ratio on a gross and net basis for the first quarter of 2017 was 96.9% and 94.8%, respectively. The decrease in the gross and net combined ratios relates primarily to a lower loss ratio and a lower expense ratio driven by the favorable impact of ceding commission income on operating expenses.

Book Value Analysis

Book value per share increased 19.1% to $15.09 at March 31, 2018 compared to March 31, 2017.

	As of
	March 31, 2018	December 31, 2017	March 31, 2017
Book Value Per Share
Numerator:
Common stockholders’ equity	$388,893	$379,816	$360,831

Denominator:
Total Shares Outstanding	25,769,806	25,885,006	28,479,232

Book Value Per Common Share	$15.09	$14.67	$12.67

Conference Call Details:

Tuesday, May 8, 2018 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

Heritage Insurance Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share data and per share)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $496,812 and $552,458 in 2018 and 2017, respectively)	$486,678	$549,796
Equity securities, available for sale, at fair value (cost of $17,395 and $17,548 in 2018 and 2017, respectively)	16,235	17,217

Total investments	502,913	567,013
Cash and cash equivalents	193,641	153,697
Restricted cash and cash equivalents	20,836	20,833
Accrued investment income	4,241	5,057
Premiums receivable, net	66,734	67,757
Reinsurance recoverable on paid and unpaid claims	553,823	357,357
Prepaid reinsurance premiums	164,061	227,764
Income taxes receivable	17,523	37,338
Deferred policy acquisition costs, net	53,862	41,678
Property and equipment, net	18,417	18,748
Intangibles, net	94,999	101,626
Goodwill	152,459	152,459
Other assets	22,902	19,883

Total Assets	$1,866,411	$1,771,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$547,735	$470,083
Unearned premiums	452,537	475,334
Reinsurance payable	56,008	17,577
Long-term debt, net	185,138	184,405
Deferred income tax	18,280	34,333
Advance premiums	37,738	23,648
Accrued compensation	7,328	16,477
Accounts payable and other liabilities	172,754	169,537

Total Liabilities	$1,477,518	$1,391,394

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 26,569,806 shares issued and 25,769,806 outstanding at March 31, 2018 and 26,560,004 shares issued and 25,885,004 outstanding at December 31, 2017	3	3
Additional paid-in capital	297,112	294,836
Accumulated other comprehensive loss	(7,649)	(3,064)
Treasury stock, at cost, 7,214,797 shares at March 31, 2018 and 7,099,597 shares at December 31, 2017	(89,184)	(87,185)
Retained earnings	188,611	175,226

Total Stockholders’ Equity	388,893	379,816

Total Liabilities and Stockholders’ Equity	$1,866,411	$1,771,210

Heritage Insurance Holdings, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except share data and per share)

(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
REVENUES:
Gross premiums written	$204,366	$142,235
Change in gross unearned premiums	22,797	12,373

Gross premiums earned	227,163	154,608
Ceded premiums	(121,055)	(62,432)

Net premiums earned	106,108	92,176
Net investment income	3,302	2,502
Net realized (losses) gains	(227)	771
Other revenue	2,843	3,844

Total revenues	112,026	99,293
EXPENSES:
Losses and loss adjustment expenses	53,091	46,647
Policy acquisition costs, net of ceding commission income of $14.3 million and $0, respectively	12,187	23,442
General and administrative expenses, net of ceding commission income of $4.7 million and $0, respectively	21,931	17,314

Total expenses	87,209	87,403

Operating income	24,817	11,890
Interest expense, net	4,820	2,181

Income before income taxes	19,997	9,709

Provision for income taxes	5,168	3,726

Net income	$14,829	$5,983

OTHER COMPREHENSIVE INCOME
Change in net unrealized (losses) gains on investments	(6,478)	3,981
Reclassification adjustment for net realized investment losses (gains)	227	(771)
Income tax benefit (expense) related to items of other comprehensive income	1,823	(1,236)

Total comprehensive income	$10,401	$7,957

Weighted average shares outstanding
Basic	25,727,553	28,806,709

Diluted	26,732,019	28,806,709

Earnings per share
Basic	$0.58	$0.21
Diluted	$0.55	$0.21

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company, Zephyr Insurance Company, and Narragansett Bay Insurance Company, had combined premium in force at March 31, 2018 of approximately $923 million. This includes personal and commercial residential premium which is written through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Alabama, Connecticut, Florida, Georgia, Hawaii, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 25 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Kirk Lusk, CFO

727-362-7211

klusk@heritagepci.com

or

Joseph Peiso, Vice President - Compliance

727-362-7261

jpeiso@heritagepci.com